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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses constituting part of this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated March 23, 1998 appearing in Flowers Industries, Inc.'s Transition Report on Form 10-K for the twenty-seven week transition period ended January 3, 1998. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears in such Transition Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectuses. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."


PRICE WATERHOUSE LLP

Price Waterhouse LLP
Atlanta, Georgia

April 20, 1998